Exhibit 1
UNAUDITED COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (a)
Under IFRS
(£m)

Six months to
30 September
2005
Fixed charges
Financing costs per IFRS consolidated income statement (b)	630
Adjusted for:
Payments under operating leases	686
One third of payments under operating leases	229

Fixed charges (IFRS)	859

Earnings
Profit before taxation	4,107
Adjusted for:
Share of profit in associated undertakings	(1,187)

2,920
Fixed charges	859
Dividends received from associated undertakings	375
Preference dividends	(35)

Earnings (IFRS)	4,119

Ratio of earnings to fixed charges	4.8
Deficit	—

Under US GAAP (c)
(£m)

Six months to
30 September
2005
Fixed charges
Fixed charges (IFRS)	859
Less: Effect on consolidated financing costs due to proportionate consolidation of joint ventures	23
Adjusted for:
Payments under operating leases of joint ventures	(100)
One third of payments under operating leases of joint ventures	(33)

Fixed charges (US GAAP)	849

Earnings
Earnings (IFRS)	4,119
Adjusted for:
Effect on profit before taxation due to proportionate consolidation of joint ventures	(1,120)
Connection income	6
Goodwill and other intangible assets	(7,191)
Impairment	(368)
Other	43
Dividends received from joint ventures	78
IFRS to US GAAP adjustments to fixed charges	(10)

Earnings (US GAAP)	(4,443)

Ratio of earnings to fixed charges	—
Deficit	(5,292)

(a) All of the financial information presented in this document is unaudited.
(b) Financing costs include (1) interest expensed (2) amortised premiums, discounts and capitalised expenses related to indebtedness, (3) an estimate of the interest within rental expense, and (4) preference security dividend requirements of a consolidated subsidiary.
(c) For discussion of significant differences between IFRS and US GAAP and a reconciliation of net income between amounts calculated under IFRS and under US GAAP, see Note 16 to the Condensed Consolidated Financial Statements for the six months to September 30, 2005 as provided in the Report on Form 6-K of Vodafone Group Public Limited Company filed with the Securities and Exchange Commission on December 15, 2005.